Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2022 FIRST QUARTER RESULTS AND DECLARES

SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – April 29, 2022 – Medallion Bank (Nasdaq: MBNKP, the “Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with offering loan origination services to fintech strategic partners, announced today its 2022 first quarter results.

2022 Second Quarter Highlights

•	Net income of $18.8 million, compared to net income of $13.8 million in the prior year period.

•	Net interest income of $37.2 million with a net interest margin of 9.66%, compared to $31.0 million and 9.92% in the prior year period.

•	Annualized ROA and ROE were 4.88% and 28.55%, respectively, as of March 31, 2022, compared to 4.34% and 25.03% in the prior year period.

•	Provision for loan losses was $2.1 million, compared to a provision of $2.7 million in the prior year period.

•	Annualized net charge-offs were 0.7% of average loans outstanding, compared to 1.0% in the prior year period.

•	The recreation and home improvement loan portfolios grew 21.5% and 38.3%, respectively, during the 12-month period ending March 31, 2022.

•	Total assets were $1.6 billion, total capital was $273.0 million, and the Tier 1 leverage ratio was 17.5% at March 31, 2022.

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “The momentum of record earnings, loan originations, and historically low loan losses in 2021 continued into the first quarter of 2022. Our $18.8 million of net income was more than 36% higher than the prior year period. This was largely driven by asset growth in both our Recreation Lending and Home Improvement Lending segments. Stable loan loss provisions complemented that growth, reflecting strong consumer credit performance. With market rates now rising after years of stability, our team continues to execute our strategic plan with a primary focus of meeting the financing needs of our customers.”

Recreation Lending Segment

•	The Bank’s recreation loan portfolio grew 21.5% to $1.0 billion as of March 31, 2022, compared to $828.7 million at March 31, 2021.

•	Net interest income was $28.3 million, compared to $24.3 million in the prior year period.

•	Recreation loans were 67.4% of loans receivable as of March 31, 2022, compared to 68.8% at March 31, 2021.

•	The provision for recreation loan losses was $1.7 million, compared to $3.6 million in the prior year period.

•	Annualized net charge-offs were 1.07% of average recreation loans outstanding, compared to 1.62% in the prior year period.

Home Improvement Lending Segment

•	The Bank’s home improvement loan portfolio grew 38.3% to $473.5 million as of March 31, 2022, compared to $342.3 million at March 31, 2021.

•	Net interest income was $8.8 million, compared to $7.5 million in the prior year period.

•	Home improvement loans were 31.7% of loans receivable as of March 31, 2022, compared to 28.4% at March 31, 2021.

•	The provision for home improvement loan losses was $1.2 million, compared to $0.5 million in the prior year period.

•	Annualized net charge-offs were 0.55% of average home improvement loans outstanding, compared to 0.41% in the prior year period.

Series F Preferred Stock Dividend

On April 28, 2022, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on July 1, 2022, to holders of record at the close of business on June 15, 2022.

About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats and home improvements, and offering loan origination services to fintech partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, returns and growth. These statements are often, but not always, made through the use of words or phrases such as “continue,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature, such as “building”, “maintaining” or “momentum.” These statements relate to our future earnings, returns, growth prospects, asset quality and pursuit and execution of our strategy. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2021, and in its Quarterly Reports on Form 10-Q, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website. In addition, Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION BANK

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
(In thousands)	2022	2021
Total interest income	$41,345	$35,756
Total interest expense	4,154	4,711

Net interest income	37,191	31,045

Provision (benefit) for loan losses	2,144	2,739

Net interest income after provision for loan losses	35,047	28,306

Other (loss) income
Write-downs of loan collateral in process of foreclosure	(386)	(1,129)
Other non-interest income	156	94

Total non-interest loss, net	(230)	(1,035)

Non-interest expense
Salaries and benefits	3,505	2,804
Loan servicing	2,669	2,648
Collection costs	1,158	1,014
Regulatory fees	451	438
Professional fees	411	424
Occupancy and equipment	244	185
Other	894	1,007

Total non-interest expense	9,332	8,520

Income before income taxes	25,485	18,751
Provision for income taxes	6,701	4,979

Net income	$18,784	$13,772

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Assets
Cash and federal funds sold	$83,248	$61,402	$72,452
Investment securities, available-for-sale	47,075	44,772	38,081
Loans, inclusive of net deferred loan acquisition costs	1,493,762	1,415,415	1,203,994
Allowance for loan losses	(52,955)	(53,384)	(65,285)

Loans, net	1,440,807	1,362,031	1,138,709
Loan collateral in process of foreclosure	18,781	21,438	33,178
Fixed assets and right-of-use lease assets, net	4,454	4,230	3,316
Deferred tax assets	7,693	7,576	11,768
Accrued interest receivable and other assets	39,461	37,788	32,679

Total assets	$1,641,519	$1,539,237	$1,330,183

Liabilities and Shareholders’ Equity
Liabilities
Deposits and other funds borrowed	$1,332,112	$1,250,880	$1,084,074
Accrued interest payable	1,584	1,228	1,819
Income tax payable	22,243	16,104	4,870
Other liabilities	11,927	7,672	10,189
Due to affiliates	651	906	601

Total liabilities	1,368,517	1,276,790	1,101,553

Total shareholders’ equity	273,002	262,447	228,630

Total liabilities and shareholders’ equity	$1,641,519	$1,539,237	$1,330,183

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